EXHIBIT 2.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

MASTERSON WEST II, LLC
(A Texas Limited Liability Company)

TABLE OF CONTENTS

ARTICLE I - ADOPTION OF ORGANIZATIONAL DOCUMENTS; PRIORITY OF AUTHORITIES		1
1.1	Certificate of Formation and Limited Liability Company Agreement Adoption	1
1.2	Priority of Authorities	1

ARTICLE II - OFFICES; REGISTERED AGENT; PURPOSE		2
2.1	Offices	2
2.2	Registered Agent	2
2.3	Purpose	2

ARTICLE III - MEMBERS		2
3.1	Limitation of Liability	2
3.2	Restrictions on Powers	2
3.3	No Withdrawal or Resignation	2
3.4	Removal	2
3.5	Certain Breaches of Duty	2
3.6	Places of Meetings	3
3.7	Meetings; Notices	3
3.8	Manner of Voting	3
3.9	Quorum and Voting	3
3.10	Proxies	3
3.11	Waiver of Notice	4
3.12	Organization	4
3.13	Consent in Lieu of Meeting	4
3.14	Participation by Means of Communication Equipment	4
3.15	Compensation of Members	4

ARTICLE IV - MANAGER		4
4.1	Manager	4
4.2	Duties and Authority	4
4.3	Term of Office; Removal; Replacement; Vacancy	5
4.4	Resignation	5
4.5	Bank Accounts	5
4.6	Salaries and Reimbursement of Expenses	5
4.7	Certain Breaches of Duty	5

ARTICLE V - UNITS		5
5.1	Units	5
5.2	Issuance	6
5.3	Determination of Members of Record for Voting at Meetings	6
5.4	Determination of Members of Record for Distributions	6
5.5	Determination of Members of Record for Written Consent	6

ARTICLE VI - VOTING ON CERTAIN MATTERS; AMENDMENTS		7
6.1	Matters Requiring Approval of Unit Supermajority	7
6.2	Defined Terms	8
6.3	Amendments	8

(i)

ARTICLE VII – CAPITAL ACCOUNTS; DISTRIBUTIONS		8
7.1	Capital Accounts	8
7.2	Tax Distributions	9
7.3	Other Cash Distributions	9
7.4	Distributions of Contributed Common Stock	9
7.5	Other In-Kind Distributions	9

ARTICLE VIII - REPORTS, BOOKS AND RECORDS		9
8.1	Reports	9
8.2	Books and Records	10
8.3	Right of Inspection	10

ARTICLE IX - RESTRICTIONS ON TRANSFER; ADDITIONAL MEMBERS		10
9.1	Restrictions on Transfer	10
9.2	Right of First Refusal	11
9.3	Tag Along Rights	11
9.4	Drag Along Rights	12
9.5	Additional Members	12
9.6	Limitations	12
9.7	Assignee, Transferee or Additional Member	12
9.8	Prohibited Transfers	12

ARTICLE X - DISSOLUTION OF THE COMPANY		12
10.1	Dissolution	12
10.2	Trustee	13
10.3	Liquidation	13

ARTICLE XI - ACCOUNTING AND INCOME TAX MATTERS		14
11.1	Accounting Method	14
11.2	Tax Elections	14

ARTICLE XII - GENERAL PROVISIONS		14
12.1	Indemnification	14
12.2	Duality of Interest Transactions	14
12.3	Anticipated Transactions	14
12.4	Entire Agreement	14
12.5	Counterparts	14
12.6	Choice of Law	14
12.7	Binding Effect	15
12.8	Gender and Number; Person	15
12.9	Members; Agreement	15
12.10	Headings	15
12.11	Waiver	15
12.12	Mandatory Arbitration of Disputes	15

(ii)

LIMITED LIABILITY COMPANY AGREEMENT

OF

MASTERSON WEST II, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") is made and entered into as of December 22, 2016, by and between Masterson West, LLC, a Texas limited liability company ("Masterson West"), and Empire Petroleum Corporation, a Delaware corporation ("Empire").  Masterson and Empire are sometimes referred to individually as a "Member" and, collectively, as the "Members."

RECITALS

A. On December 15, 2016, a limited liability company was formed pursuant to and under the provisions of Title 3 of the Texas Business Organizations Code, as amended from time to time (as now in existence and as amended from time to time, the "Act") by having the Certificate of Formation of Masterson West II, LLC (the "Company") filed with the Secretary of State of the State of Texas.

B. The Members desire to enter into this Agreement to establish the respective rights and obligations of the Members with respect to the Company effective as of the date first set forth above.

In consideration of the premises and the mutual covenants contained herein, the Members hereby agree as follows:

ARTICLE I - ADOPTION OF ORGANIZATIONAL DOCUMENTS;
PRIORITY OF AUTHORITIES

1.1 Certificate of Formation and Limited Liability Company Agreement Adoption.  The Certificate of Formation of the Company (as now in existence and as amended from time to time, the "Articles"), which was filed with the Secretary of State of the State of Texas on December 15, 2016, is hereby adopted by the Members.  This Agreement is hereby adopted by the Members to govern the internal business and affairs of the Company and establish the rights and obligations of the Members with respect to the Company.

1.2 Priority of Authorities.  The provisions of this Agreement shall be controlling except to the extent the provisions hereof are in direct conflict with provisions of the Articles, or provisions of the Act, which are not permitted to be varied by agreement of the parties, in which event the provisions of the Articles or the Act shall control.

ARTICLE II - OFFICES; REGISTERED AGENT; PURPOSE

2.1 Offices.  The Company's registered office in the State of Texas shall be as set forth in the Articles until changed in accordance with the Act.  The Company shall continuously maintain a registered office in the State of Texas and may also have such other offices and places of business, within or outside the State of Texas, as the business of the Company may require.

2.2 Registered Agent.  The name and address of the Company's registered agent in the State of Texas shall be as set forth in the Articles until changed in accordance with the Act.

2.3 Purpose.  Unless otherwise changed pursuant to the provisions of this Agreement, the purpose of the Company shall be to own and operate oil and gas interest and related assets and properties.

ARTICLE III - MEMBERS

3.1 Limitation of Liability.  Anything herein to the contrary notwithstanding, except as otherwise expressly agreed in writing, a Member shall not be personally liable for any debts, liabilities or obligations of the Company, whether to the Company, to any Affiliate (as defined in Section 6.2 below) of the Company, to any of the other Members, or to creditors of the Company.

3.2 Restrictions on Powers.  A Member shall not have the authority or power to act on behalf of, or to bind, the Company or any other Member, and a Member shall not have the right or power to take any action which would change the limited liability of a Member or affect the status of the Company for federal income tax purposes.

3.3 No Withdrawal or Resignation.  No Member shall have any right to resign voluntarily or otherwise to withdraw voluntarily from the Company without the approval of a Unit Supermajority (as defined in Section 3.7 below).

3.4 Removal.  Except as otherwise provided herein, no Member may be involuntarily removed from the Company.

3.5 Certain Breaches of Duty.  A Member shall not be liable to the Company or the other Members for monetary damages for breach of any duty such Member has to the Company and/or the other Members as a Member unless such breach of duty represents a breach of the provisions of this Agreement.  No amendment to or repeal of this Section 3.5 shall apply to, or have any effect on, the liability or alleged liability of a Member for or with respect to any acts or omissions of a Member occurring prior to such amendment or repeal.

3.6 Places of Meetings.  Meetings of the Members may be held anywhere, within or outside of the State of Texas, as may be determined from time to time by the Members or the Manager.

3.7 Meetings; Notices.  Meetings of the Members for any purpose or purposes may be called by the Manager (as defined Section 4.1) and shall be called by the Manager whenever a Member or Members owning not less than 20 percent of the outstanding Units (as defined in Section 5.1 below) so request in writing.  Certain actions hereunder shall require the vote of a "Unit Supermajority," which shall mean those Members whose aggregate Units equal or exceed 80 percent of the total outstanding Units.  Notice of each such meeting shall be given to each Member by telephone, facsimile, in writing or in person at least 48 hours (in the case of notice by telephone, in person or by facsimile) or 10 days (in the case of notice by mail) before the time at which the meeting is to be held.  Each such notice shall state the time and place of the meeting to be so held.  No notice of the objects or purposes of any meeting of the Members need be given, and, unless otherwise indicated in the notice thereof, any and all business may be transacted at any such meeting.  Notice given in accordance with this provision shall be deemed to be given at the time when the same is received by personal delivery, deposited in the mail or sent by facsimile.

3.8 Manner of Voting.  Voting on all matters at any meeting of the Members shall be by voice vote unless the Manager shall otherwise order or unless Members whose aggregate Units exceed 50 percent of the total outstanding Units (a "Unit Majority"), present at such meeting in person or by proxy, shall vote otherwise.

3.9 Quorum and Voting.  A Unit Majority, present in person or by proxy, shall constitute a quorum.  When a quorum is present, the vote of Members owning at least a majority of the aggregate Units owned by all Members who are present at the meeting, in person or by proxy, shall decide any election or question brought before the meeting, unless the election or question is one upon which, under express provision of the Act, the Articles or this Agreement (including without limitation Article VI below), a different vote is required, in which case such express provision shall govern and control the decision of such election or question.  On all matters on which they are entitled to vote, each Member shall have a vote equal to the number of Units owned by such Member.  If a quorum shall not be present at any meeting of the Members, the Members present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present; provided, however, that, if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, written notice of the place, date and hour of the adjourned meeting shall be given in conformity with this Agreement.  Business transacted at any continuation of an adjourned meeting at which a quorum shall be present shall be limited to the purposes, if any, set forth in the original notice of such meeting.

3.10 Proxies.  At any meeting of the Members, a Member may vote by proxy executed in writing by the Member or by his duly authorized officer or representative.  Such proxy shall be filed with the Manager before or at the time of the meeting.  Unless otherwise provided therein, a proxy shall not be valid more than three years after the date of its execution.

3.11 Waiver of Notice.  A Member's attendance at any meeting of the Members shall for all purposes constitute waiver of notice thereof unless the Member attends the meeting for the sole purpose of objecting to the transaction of any business at such meeting because the meeting is not lawfully called or convened and unless such Member so objects at the beginning of the meeting and does not otherwise participate therein.

3.12 Organization.  At every meeting of the Members, the Manager shall act as chairman of and preside at such meeting.

3.13 Consent in Lieu of Meeting.  Any action which is required to or may be taken at any meeting of the Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by Members owning not less than the number of Units that would be necessary to authorize or take such action at a meeting at which all Members were present and voted.  The Manager shall give notice of the taking of action by less than unanimous consent to those Members who did not consent to such action in writing.

3.14 Participation by Means of Communication Equipment.  Any Member may participate in any meeting of the Members by means of conference telephone or similar communications equipment that enables all Persons (as defined in Section 12.8 below)  participating in the meeting to hear and be heard by each other.  Such participation shall constitute presence in person at such meeting.

3.15 Compensation of Members.  The Members acknowledge and agree that no individual Member shall be entitled to receive any salary or other compensation from the Company.

ARTICLE IV – MANAGER

4.1 Manager.  The management of the Company shall be vested in one manager (the "Manager").  The Manager need not be a Member; provided, however, that, if the Manager is also a Member, the rights of the Manager as a Member shall not be altered on account thereof.  Further, a "Unit Majority" or "Unit Supermajority" may include the Units, if any, of the Manager as a Member.  Gary Adams is hereby designated as the Manager, and he shall serve as such until his removal, death, incapacity or resignation.

4.2 Duties and Authority.  The Manager may exercise all powers given to managers of limited liability companies under the Act, subject to any action under this Agreement that specifically requires the approval of a Unit Majority or Unit Supermajority.  Deeds, mortgages, bonds, contracts and other instruments shall be signed on behalf of the Company by the Manager, except in cases where the signing or execution thereof shall be expressly delegated by the Members, this Agreement or the Act to some other agent of the Company.  In general, the Manager shall perform all duties as may be prescribed by the Members from time to time.  Any person dealing with the Company may rely absolutely upon the act, deed and/or signature of the Manager as being the act of the Company, and no person shall be obliged to inquire into or otherwise ascertain whether the act of the Manager has been duly authorized.  Notwithstanding anything in this Agreement to the contrary, the Manager does not have the power or authority to cause the Company to take those actions, which require the approval of a Unit Majority or Unit Supermajority unless such approval has been obtained.

4.3 Term of Office; Removal; Replacement; Vacancy.  The Manager shall hold office until the Manager's removal, death, incapacity or resignation.  A Manager may be removed, with or without cause, by a Unit Majority and a Unit Majority shall appoint a replacement Manager to replace the removed Manager.

4.4 Resignation.  The Manager may resign by so stating at any meeting of the Members or by giving written notice to the Members.  Such resignation shall be effective at the prospective time specified therein or, if no such time is stated therein, upon receipt.  Unless otherwise specified in the notice of resignation, no acceptance of such resignation shall be necessary to make it effective.

4.5 Bank Accounts.  The Manager may from time to time open bank accounts in the name of the Company, and the Manager and/or such other Person(s) as the Manager may designate shall be the signatories or other authorized parties thereon.

4.6 Salaries and Reimbursement of Expenses.  The salary of the Manager, if any, shall be fixed as the Members holding Unit Supermajority shall direct.  The Manager shall also receive reimbursement for expenses reasonably incurred in the performance of his duties.

4.7 Certain Breaches of Duty.  To the fullest extent permitted by the Act, the Manager shall not be liable to the Company or the Members for monetary damages for breach of any duty the Manager has to the Company and/or the Members as a manager unless such breach of duty represents a breach of the provisions of this Agreement.  No amendment to or repeal of this Section 4.8 shall apply to, or have any effect on, the liability or alleged liability of the Manager for or with respect to any acts or omissions of the Manager occurring prior to such amendment or repeal.

ARTICLE V - UNITS

5.1 Units.  There shall be a total of 200 units representing ownership interests in the Company ("Units"), of which 100 Units shall be Class A Units (the "Class A Units") and 100 Units shall be Class B Units (the "Class B Units").  The Class A Units and the Class B Units shall be identical in all respects, except with respect to distributions of the Contributed Common Stock as set forth in Section 7.4 below.  The Units shall be uncertificated at the time of distribution.

5.2 Issuance.  On the date hereof, Masterson West has been issued one Class A Unit and Empire has been issued one Class B Unit pursuant to that certain subscription and contribution agreement dated as of the date hereof, by and among the Company, Masterson West and Empire (the "Subscription Agreement").  At the Final Closing (as defined in the Subscription Agreement), Masterson West shall be issued up to 99 Class A Units and Empire shall be issued up to 99 Class B Units pursuant to the Subscription Agreement.

5.3 Determination of Members of Record for Voting at Meetings.  In order that the Company may determine the Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, the Manager may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Manager, and which record date shall not be less than 10 nor more than 60 days before the date of such meeting.  If no record date is fixed by the Manager, the record date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of the meeting; provided, however, that the Manager may fix a new record date for the adjourned meeting.

5.4 Determination of Members of Record for Distributions.  In order that the Company may determine the Members entitled to receive payment of any distribution or allotment of any rights or the Members entitled to exercise any rights in respect of any change, conversion or exchange of Units, or for the purpose of any other lawful action, the Manager may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action.  If no record date is fixed, the record date for determining Members for any such purpose shall be at the close of business on the day on which the Manager adopt the resolution relating thereto.

5.5 Determination of Members of Record for Written Consent.  In order that the Company may determine the Members entitled to consent to Company action in writing without a meeting, the Manager may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Manager, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Manager.  If no record date has been fixed by the Manager, the record date for determining Members entitled to consent to Company action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office in Texas, its principal place of business, or an officer or agent of the Company having custody of the book in which proceedings of meetings of Members are recorded.  Delivery made to the Company's registered office shall be by hand or by certified or registered mail, return receipt requested.

ARTICLE VI – VOTING ON CERTAIN MATTERS; AMENDMENTS

6.1 Matters Requiring Approval of Unit Supermajority.   Notwithstanding anything herein to the contrary and in addition to the other matters requiring the prior approval of a Unit Supermajority as specifically contemplated herein, the Company shall not take the following actions without the prior approval of a Unit Supermajority:

(a)	change the purpose of the Company as set forth in Section 2.3 or conduct any business not consistent with such purpose;

(b)	do any act which would make it impossible to carry on the ordinary business of the Company;

(c)
take any action other than in the Company's ordinary course of business that in way would create an obligation on behalf of the Company exceeding $100,000 in the aggregate in any year, other than such amounts that have been previously approved by the Members in a written budget;

(d)	become a plaintiff in, assert a counterclaim, or settle or compromise any claim, suit, action, arbitration or other proceeding, whether administrative, civil or criminal, in law or in equity;

(e)
incur borrowing, indebtedness or other liabilities for borrowed money, or give any guarantees, other than borrowing, indebtedness and liabilities incurred to acquire or develop assets consistent with the Company's purpose;

(f)
create or take any action that permits to exist any lien or other encumbrance on any of the Company's properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), other than in connection with indebtedness permitted by subparagraph (e) immediately above;

(g)
cause the Company to: (i) make any assignment of assets of the Company for the benefit of creditors (not including pledges of assets of the Company as collateral in connection with ordinary course financing transactions), (ii) file a voluntary petition in bankruptcy, or (iii) appoint a receiver for the Company to file a voluntary petition in bankruptcy;

(h)	agree to sell any assets of the Company or cause any merger or consolidation of the Company with or into another entity;

(i)	issue additional Units or directly or indirectly redeem, purchase or acquire Units or other securities from the Members;

(j)	extend loans or other credit;

(k)	cancel any claim or debt owing to it;

(l)	enter into any joint venture, partnership or similar arrangement;

(m)	hire any employee or independent consults or establish any employee benefit plan;

(n)	enter into any transaction or agreement with any Member or Affiliate of a Member;

(o)	amend this Agreement or the Certificate of Formation;

(p)	change the classification of the Company for United States federal income tax purposes; or

(q)	perform any act in contravention of this Agreement.

6.2 Defined Terms.  For purposes of this Agreement (including this Article VI), "Affiliate" means, when used with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person, provided that the Company shall not be deemed to be an Affiliate of any Member.  For purposes of this definition "control," when used with respect to any specified Person, means the power to direct the management and policies of the Person, directly or indirectly, whether through the ownership of voting securities or other equity interests, by contract, by family relationship or otherwise; and the terms "controlling" and "controlled" have the meanings correlative to the foregoing.

6.3 Amendments.  Any Member may propose an amendment or amendments to this Agreement.  Any such amendment shall be proposed by submitting to the Members in writing the proposed amendment and the written recommendation of the Member or Members proposing the amendment.  Any such amendment shall become effective only upon the written consent of a Unit Supermajority.  However, no amendment to this Agreement may disproportionately affect a Member relative to the other Members without first receiving such Member's consent, and Section 3.1 regarding limited liability of the Members may not be not amended, restated or repealed without the approval of all Members.

ARTICLE VII – CAPITAL ACCOUNTS; DISTRIBUTIONS

7.1 Capital Accounts.  An individual capital account shall be maintained for each Member in accordance with this Section 7.1 and the Internal Revenue Code of 1986, as amended (including the regulations promulgated thereunder, the "Code").  Any questions or ambiguities arising hereunder concerning a Member's capital account shall be resolved by applying principles consistent with this Agreement and the Code in order to ensure that all allocations to the Members will have substantial economic effect or will otherwise be respected for federal income tax purposes.  Upon the advice of the outside accountants or of legal counsel to the Company, this Section 7.1 may be amended to comply with the Code upon the approval of the Manager, notwithstanding any provisions hereof to the contrary; provided, however, that no such amendment shall become effective without the consent of any Member who would be materially and adversely affected thereby.  The initial capital contributions of the Members as of the date hereof are set forth on Exhibit A.

7.2 Tax Distributions.  To the extent the Company has available cash, the Company shall make a cash distribution (a "Tax Distribution") to each Member on a quarterly basis each year in time for the Members to make required estimated tax payments arising from the taxable income of the Company in an amount determined at the combined highest marginal United States federal, state and local income tax payable by any Member (or the equity holders of such Member if such Member is an entity treated as a pass-through entity for federal income tax purposes).

7.3 Other Cash Distributions.  Distributions of cash in excess of the amount determined under Section 7.2 above shall be distributed to the Members if and when determined by the Manager, but shall only be made to the extent of and in proportion to the Members' ownership of Units, and any such distributions shall be made at the same time to each of the Members.

7.4 Distributions of Contributed Common Stock.  The Contributed Common Stock (as defined in the Subscription Agreement) shall be distributed to the Members in accordance with this Section 7.4.  The Manager shall immediately distribute up to 2,000,000 shares of the Contributed Common Stock upon the written request of the holder of the Class A Units to the holder of the Class A Units or its designees.  After the Final Closing and upon the written request of the Member entitled to receive such shares, the remaining 38,000,000 shares of the Contributed Common Stock shall be distributed by the Manager in accordance with the following:  (a) the holder of the Class A Units shall be entitled to receive such number of shares of the Contributed Common Stock equal to 38,000,000 multiplied by a fraction, the numerator of which is the Empire Final Closing Payment (as defined in the Subscription Agreement) and denominator of which is 18,000,000, and (b) the remaining shares of the Contributed Common Stock, if any, shall be returned to Empire.  In the event the Subscription Agreement is terminated pursuant to Section 4(d) of the Subscription Agreement, the Manager shall return the remaining 38,000,000 shares of the Contributed Common Stock to Empire upon its written request.

7.5 Other In-Kind Distributions.  If any assets of the Company other than the Contributed Common Stock are distributed to the Members in kind, those assets shall be valued on the basis of their fair market value.

ARTICLE VIII - REPORTS, BOOKS AND RECORDS

8.1 Reports.  The Manager shall furnish copies of such financial information and other reports regarding the Company to the Members as the Manager shall reasonably determine.  The Manager shall also furnish to the Members and known assignees or transferees of Units all information necessary for inclusion in the income tax returns of the Members and known assignees or transferees of Units within 90 days after the end of each calendar year or as soon thereafter as practicable.

8.2 Books and Records.  The books and records of the Company shall be kept at the principal office of the Company or at such other place or places, within or outside the State of Texas, as the Manager shall from time to time determine.  Such books and records shall include (a) a list of the full name and last-known mailing address of each current and past Member, (b) copies of records that would enable a Member to determine the relative voting rights of the Members, (c) a copy of the Articles (together with any amendments thereto), (d) copies of the Company's federal, state and local income tax returns and financial statements, if any, for the three most recent years or, if such returns and statements were not prepared for any reason, copies of the information and statements provided to, or which should have been provided to, the Members to enable them to prepare their federal, state and local tax returns for such period, and (e) a copy of this Agreement (and all amendments thereto).

8.3 Right of Inspection.  Any Member, upon written demand under oath stating the purpose thereof, shall have the right during normal business hours to examine, for any proper purpose, the books and records of account, minutes and records of the Company and to make copies thereof at the expense of such Member.  Such inspection may also be made by any duly authorized agent, attorney or other representative of such Member.

ARTICLE IX - RESTRICTIONS ON TRANSFER; ADDITIONAL MEMBERS

9.1 Restrictions on Transfer.  Each Member agrees not to sell, assign, pledge, transfer, give or otherwise dispose of ("Transfer") any of his Units, whether now owned or hereafter acquired, or any right or interest therein, except for a Transfer that is specifically permitted under this Section 9.1 and Sections 9.2, 9.3, 9.4 and 9.5 below.  The restrictions on Transfer imposed by this Agreement are intended to apply without limitation to lifetime gifts, pledges, seizures and sales by legal process and other transfers by operation of law, transfers to a voting trust, and transfers by a transferee.  In the case of a Transfer upon the death of a Member who is a natural person under a will or by intestate succession, such Transfer shall be effective and the transferee shall be bound by all of the terms of this Agreement.

The prohibition in this Section 9.1 shall not apply to any of the following Transfers (any such Transfer, an "Exempt Transfer"): (a) a Transfer of Units or an interest in Units to a trust created for the benefit of a Member or a member of his immediate family in which such Member is either the sole trustee or a co-trustee with his or its spouse or such other trustee approved by the Manager, (b) any Transfer by a Member to another Member, or (c) any Transfer of Units or interests in Units by a Member to an affiliate of such Member.  In the event of an Exempt Transfer or if a Transfer is otherwise permitted pursuant to the terms of this Agreement: (y) the transferring Member must promptly notify the Company of such Transfer, and (z) all Members and the Managers shall be deemed to have consented to the continuation of the Company.  Such notice shall set forth the number of Units assigned or transferred and the name of the assignee or transferee.  A permitted assignee or transferee of a Member's Units shall not become a Member unless the assignee or transferee complies with Section 9.8 below.

9.2 Right of First Refusal.  With respect to any proposed Transfer of Units by a Member to any unrelated Person, other than the transferee with respect to an Exempt Transfer (a "Third Party Offeror"), pursuant to a bona fide, arm's length offer to purchase (a "Third Party Offer"), such Member shall first offer, in writing, such Units for sale to the Company in accordance with this Section 9.2 (such notice, the "Company Offer Notice").  The Company Offer Notice shall identify the Third Party Offeror, specify the price offered by the Third Party Offeror and offer such Units to the Company at a price no higher than that contained in the Third Party Offer.  The Company shall have a period of 30 days after receipt of the Company Offer Notice within which to accept it, in whole or in part.  If the Company accepts the offer contained in the Company Offer Notice in whole within such 30-day period, it shall purchase and pay for the Units within 10 days after such acceptance.  If the Company elects not to purchase any, or to purchase less than all, of the Units offered to it pursuant to this Section 9.2, the transferring Member shall then offer, in writing and pursuant to the same terms as offered to the Company in the Company Offer Notice, any remaining Units for sale (such notice, the "Non-Selling Member Offer Notice" and, collectively with the Company Offer Notice, the "Offer Notices") to the other Members, and the other Members shall have the right to purchase such Units on a pro rata basis (according to the number of Units then held by such other Members), or as otherwise agreed to by such other Members.  The other Members shall have a period of 30 days after receipt of the Non-Selling Member Offer Notice within which to accept it in whole.  If the Company and/or the other Members elect(s) to purchase all of the Units offered by the transferring Member pursuant to and within the time periods provided in this Section 9.2, the Company and/or the other Members shall purchase and pay for the Units within 10 days after the election by the other Members.  In the event the Company and the other Members do not elect to purchase all of the Units offered by the transferring Member pursuant to this Section 9.2, the transferring Member may sell the Units within a period of 30 days after the end of the last notice period relating to such Units, but only to the Third Party Offeror and only at a price no lower than that stated in the Offer Notices.  If the sale to the Third Party Offeror is not consummated within such 30-day period, the rights of first refusal under this Section 9.2 shall be reinstated.

9.3 "Tag Along" Rights.  With respect to any proposed Transfer of Units by Members owning 50% or more of the outstanding Units (the "Selling Members") to any Third Party Offeror pursuant to a Third Party Offer, the other Member shall have the right to sell the same proportion of such other Member's Units on the same terms and conditions as the Selling Members.  In the event that the Selling Members are unable to obtain from the Third Party Offeror the commitment to purchase all of the Units that the other Member desires to sell (in accordance with this Section 9.3), then the terms of the proposed sale shall be modified so that the total number of Units to be purchased by the Third Party Offeror shall be redistributed proportionately among all of the Members.  The Selling Members shall give to the Company and the other Member written notice of the proposed Transfer not later than 20 days prior to the consummation thereof.

9.4 "Drag Along" Rights.  With respect to any Third Party Offer relating to a Transfer (other than an Exempt Transfer) to a Third Party Offeror of all of the Units owned by 80% or more of the outstanding Units (a "Drag Majority"), the Members constituting such Drag Majority shall have the right to cause the other Members to sell all of his or its Units, on the same terms and conditions as the Drag Majority.  The Drag Majority shall give written notice of the proposed Transfer and the Drag Majority's election under this Section 9.4 to the Company and the other Members not later than 10 days prior to the consummation thereof.

9.5 Additional Members.  All new or additional Members, whether pursuant to Section 9.1, 9.2, 9.3 or 9.4 above, may be admitted to the Company only upon compliance with Section 9.8 below.

9.6 Limitations.  Transfers of Units shall be subject to, and the assignee or transferee shall acquire the assigned or transferred Units subject to, all of the terms and provisions of this Agreement.  Any Person who is the assignee or transferee of a Unit but does not become a Member and who desires to make a further Transfer of all or a portion of such Unit, shall be subject to all the provisions of this Article IX to the same extent and in the same manner as any Member desiring to make a Transfer of his Units.  A Transfer of a Unit shall not relieve the assigning or transferring Member from his duties and obligations to the Company unless the Manager agrees in writing to release such Member.

9.7 Assignee, Transferee or Additional Member.  No assignee, transferee or additional Member shall become a Member until such assignee, transferee or additional Member shall have agreed to be bound by the terms and conditions of this Agreement.

9.8 Prohibited Transfers.  Absent the prior approval of a Unit Supermajority, and notwithstanding the provisions of Sections 9.1, 9.2, 9.3 and 9.4 above, no Transfer may be made if such Transfer would be contrary to any applicable law, including federal and state securities laws and the rules and regulations thereunder.  If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be void ab initio.  The Company and the other Members shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law).  The Company shall have the right to refuse to recognize any transferee as one of its Members for any purpose.

ARTICLE X - DISSOLUTION OF THE COMPANY

10.1 Dissolution.  The Company shall have perpetual life and may only be dissolved upon the consent of a Unit Supermajority.

10.2 Trustee.  Upon dissolution of the Company, the Manager shall act as "Liquidating Trustee."

10.3 Liquidation.  The Liquidating Trustee shall comply with all provisions of the Act with regard to dissolution of a limited liability company.  Further, as soon as possible after a dissolution of the Company becomes effective, the Liquidating Trustee shall wind up the Company's business and affairs.  In this regard:

(a) The Liquidating Trustee shall obtain and furnish an accounting with respect to all Company accounts and with respect to the Company's assets and liabilities and its operations from the date of the last financial statements of the Company to the date of its liquidation.

(b) To the extent the Liquidating Trustee deems appropriate, all material, equipment, and real and personal property of the Company of any kind or nature shall be sold for cash.

(c) The Liquidating Trustee shall pay, out of the funds of the Company:

 (i) all of the Company's debts, liabilities and obligations to its creditors (including without limitation Members who may also be creditors); and

 (ii) all expenses incurred in connection with the dissolution and liquidation of the Company and distribution of its assets as herein provided.

(d) The Liquidating Trustee shall ascertain the fair market value by appraisal or other reasonable means of all assets of the Company remaining unsold.

(e) On or as soon as practicable after the effective date of the dissolution, all remaining cash and all other assets of the Company not sold pursuant to the preceding subsections of this Section 10.3 shall be distributed to the Members in accordance with their respective positive capital account balances; provided, that the various items distributed to the respective Members shall be distributed subject to such liens, encumbrances, restrictions, contracts, limited liability company agreements, obligations, commitments or undertakings as existed with respect to such items at the time they were acquired by the Company or were subsequently created or entered into by the Company and which have not been vacated, satisfied or released.

(f) In lieu of distributing any remaining properties to the Members, the Liquidating Trustee, at his option, may sell all of such properties for cash and, after satisfying the debts, liabilities and obligations of the Company, distribute such cash to the Members in the same proportions set forth in Section 10.3(e) above.

ARTICLE XI - ACCOUNTING AND INCOME TAX MATTERS

11.1 Accounting Method.  The accounting method and taxable year of the Company shall be determined by the Manager.

11.2 Tax Elections.  No election shall be made by the Company to be excluded from the application of the provisions of Subchapter K of the Code.  If applicable, an election shall be made by the Company to be subject to the provisions of Subchapter K of the Code.  Masterson West shall be the "Tax Matters Partner."

ARTICLE XII - GENERAL PROVISIONS

12.1 Indemnification.  Present and former Members and Managers of the Company shall have rights to indemnification from the Company and to the advancement of expenses in connection therewith to the fullest extent permitted by law, including without limitation to indemnification of a Member or Managers of the Company for judgments, settlements, penalties, fines or expenses incurred in any proceeding because he is or was a Member or Manager of the Company.

12.2 Duality of Interest Transactions.  The Members and the Manager of the Company have a duty of undivided loyalty to the Company in all matters affecting the Company's interests.

12.3 Anticipated Transactions.  Notwithstanding the provisions of Section 12.2 above, it is recognized that the Members and the Manager of the Company have other legal and financial relationships and that they will participate in business ventures other than the Company, including oil and gas related ventures, which may be in competition with the Company.  The parties hereto acknowledge and agree nothing contained herein shall restrict the Manager or any Member from participating in any business ventures other than the Company, including oil and gas related ventures.

12.4 Entire Agreement.  This Agreement and the Articles embody the entire understanding and agreement among the Members concerning the ownership and operation of the Company and supersede any and all prior negotiations, understandings and agreements in regard thereto.

12.5 Counterparts.  This Agreement may be executed in multiple counterpart copies, each of which shall be considered an original and all of which taken together shall constitute one and the same instrument.

12.6 Choice of Law.  This Agreement shall be construed and interpreted according to the laws of the State of Texas.

12.7 Binding Effect.  This Agreement and all of the terms and provisions hereof shall be binding upon and shall inure to the benefit of the Members and their respective successors and permitted assigns.

12.8 Gender and Number; Person.  Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural thereof.  As used herein, "Person" shall mean and include a natural person, corporation, partnership, trust, estate, limited liability company, governmental unit or other entity.

12.9 Members; Agreement.  As used herein, the term "Member" or "Members" shall include all assignees and transferees of Units who are admitted as Members or Persons who become Members under the provisions of Article X above.  As used herein, the term "Agreement" shall include this Agreement as it may be amended from time to time.

12.10 Headings.  All headings and other titles and captions used in this Agreement are for convenience only and shall not be considered in construing or interpreting any provision of this Agreement.

12.11 Waiver.  Whenever any notice is required to be given under the Act, the Articles or this Agreement, a waiver thereof in writing, signed by the Person or Persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

12.12 Mandatory Arbitration of Disputes.  All controversies and disputes of any kind arising out of or relating in any manner to the Company or this Agreement that cannot be settled by discussions among the disputing parties within 60 days after the initial written notification thereof, shall be finally settled by confidential arbitration proceedings. Without limiting the foregoing, this Section 12.12 specifically applies to the construction, performance or alleged breach of this Agreement, including the issue of whether any controversy or dispute is subject to arbitration.  Such arbitration shall be conducted in Tulsa, Oklahoma, before a single arbitrator under the Commercial Arbitration Rules of the American Arbitration Association, as such rules may be amended from time to time, and judgment upon the award rendered in the arbitration may be entered in any court having jurisdiction thereof.  The arbitration award shall be in writing and shall specify the factual and legal bases for the award.  Each Member understands and agrees that (a) arbitration is final and binding on the parties thereto, (b) the parties are waiving their rights to seek remedies in court, including the right to jury trial, (c) pre-arbitration discovery is generally more limited than and different from court proceedings, (d) any party's right to appeal or to seek modification of rulings in the arbitration is strictly limited, (e) this Section 12.12 shall apply to the Company, Members and any former Members of the Company, and (f) the business and operations of the Company involve interstate commerce and any dispute regarding the enforcement of this Section 12.12, including any motion to compel arbitration or any defense to the arbitrability of this Section 12.12, shall be interpreted pursuant to the provisions of the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., notwithstanding the governing law provision of this Agreement. In the event any dispute or controversy is resolved by arbitration, the nonprevailing party in such arbitration shall reimburse the prevailing party for the prevailing party's reasonable attorneys' fees, witness fees, court costs and all other costs in connection with such arbitration.  A party shall be deemed to have been a prevailing party for purposes of this Section 12.12 only if such party improved such party's position from the parties' written offers of settlement, if any, prior to the arbitration award.  As an example of the foregoing, if, prior to the final award in the arbitration, a party had offered in writing to settle a dispute by paying an amount and if the counterparty failed to accept such offer and thereafter obtained an award for less than the offered amount, then the offering party (and not the counterparty) shall be deemed to have been a prevailing party for purposes of this Section 12.12. Notwithstanding the foregoing, (y) nothing contained in this Agreement shall limit or restrict in any way the right or power of a party at any time to commence and prosecute a proceeding for a preliminary or temporary injunction or other temporary order pending arbitration under this Agreement, and (z) any matter that is within the jurisdiction of a probate or bankruptcy court shall be excluded from the provisions of this Section 12.12.

EXECUTED by the parties hereto as of the date first above stated.

MASTERSON WEST, LLC

By:  Adams Energy Company
          Its Manager

By:   /s/ Gary C. Adams
Name:  Gary C. Adams
Title:   President

EMPIRE PETROLEUM CORPORATION

By:   /s/ Michael R. Morrisett
Name:   Michael R. Morrisett
Title:    President